Exhibit 5.1

August 17, 2010	Mayer Brown LLP
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Chicago, Illinois 60606-4637

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GATX Corporation
222 West Adams Street
Chicago, Illinois 60606

Re: GATX Corporation Registration Statement on
Form S-3
Ladies and Gentlemen:
     We have acted as counsel to GATX Corporation, a New York corporation (the “Company”) in connection with the proposed issuance from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s debt securities (the “Debt Securities”) and pass through certificates (the “Pass Through Certificates” and, together with the Debt Securities, the “Offered Securities”), and the corporate proceedings (the “Corporate Proceedings”) taken and to be taken in connection therewith. Each series of Debt Securities will be issued under one of two indentures (each an “Indenture”) between the Company and U.S. Bank National Association, as trustee. Each series of Pass Through Certificates will be issued under a pass through trust agreement (the “Basic Agreement”) between the Company and U.S. Bank National Association, as trustee (the “Pass Through Trustee”), as supplemented by a trust supplement relating to such series of Pass Through Certificates (each, a “Trust Supplement”).
     We have also participated in the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the Offered Securities. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with the opinions set forth below.
     Based upon and subject to the foregoing and assuming that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws at the time the Offered Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have
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and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian partnership.

MAYER BROWN LLP
GATX Corporation
August 17, 2010

been prepared and filed with the Commission describing the Offered Securities offered thereby and will at all relevant times comply with all applicable laws, (iii) all Offered Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (iv) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Offered Securities will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto, (v) the execution of the applicable Indenture(s) and/or the applicable Trust Supplement, as the case may be, has been duly authorized by the Company by appropriate action, (vi) the board of directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary action to approve the issuance and terms of the Offered Securities and related matters, and (vii) the applicable Indenture(s) have been duly qualified under the Trust Indenture Act of 1939, as amended, we advise you that in our opinion:
     1. Upon the completion of the Corporate Proceedings relating to a series of Debt Securities, the execution and delivery of the applicable Indenture, the due execution, authentication, issuance and delivery of the Debt Securities of such series, and the receipt of the consideration therefor, the Debt Securities of such series will constitute valid and legally binding obligations of the Company entitled to the benefits of the applicable Indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances ((a) and (b), collectively, the “Enforceability Exceptions”).
     2. Upon completion of the Corporate Proceedings relating to a series of Pass Through Certificates, the execution and delivery of the Basic Agreement and the Trust Supplement relating to such series of Pass Through Certificates, the due authorization, execution, authentication, issuance and delivery of such series of Pass Through Certificates by the Pass Through Trustee in accordance with the terms of the Basic Agreement and the Trust Supplement relating to such series, and the receipt of the consideration therefor, the Pass Through Certificates of such series will constitute valid and legally binding obligations of the Company, subject to the Enforceability Exceptions.
     In rendering the foregoing opinion in paragraph 2 above, we have relied on the opinion of Shipman & Goodwin LLP, counsel to the Pass Through Trustee, with respect to all matters opined to therein, and our opinion is subject to all the assumptions contained in such opinion.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the

MAYER BROWN LLP
GATX Corporation
August 17, 2010

caption “Legal Opinions” with respect to the matters stated therein. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
     The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.
     We are admitted to practice law in the State of Illinois, and we express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of New York and the federal laws of the United States of America.

Sincerely,

/s/ MAYER BROWN LLP

MAYER BROWN LLP
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